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FOR IMMEDIATE RELEASE


For more information about Avici, contact:
Esmeralda Swartz                                    Cathy Caldeira/Dylan Locsin
Director of Strategic Marketing                     LNS Communications, Inc.
Avici Systems                                       617-577-9777
978-964-2000                                        ccaldeira@LNScom.com
eswartz@avici.com                                   dlocsin@LNScom.com



     AVICI SYSTEMS AND WILLIAMS COMMUNICATIONS AMEND PROCUREMENT AGREEMENT Companies to Continue Working Together on Leading Core Routing Applications

N. BILLERICA, Mass., December 6, 2001 -- Avici Systems Inc. (Nasdaq: AVCI), a leading provider of scalable and reliable core routing solutions for the Internet, today announced the company and Williams Communications, LLC have amended their existing procurement agreement, including extending its term through December 31, 2003.

The amended agreement provides for an upfront cash payment to Avici in the amount of $8.5 million, including $2.7 million for additional product deliveries to be made prior to December 31, 2001, and $5.8 million in lieu of specific purchase commitments in the original agreement. Williams can apply the $5.8 million as a credit towards future purchases.

Steve Kaufman, president and CEO of Avici Systems, said, "We will continue to work closely with Williams in their evaluation of high-speed data applications. We look forward to our ongoing relationship as they build out their high-speed core network."

ABOUT AVICI SYSTEMS

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici's family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company's routing systems provide new IP solutions to some of the world's leading service providers. For more information, please visit us at www.avici.com.

Avici and TSR are registered trademarks of Avici Systems Inc.

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This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "will" and other similar


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expressions are intended to identify such forward looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated.

Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici's filings with the Securities and Exchange Commission.

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